Exhibit 10.A

Mentor Graphics Corporation
8005 S.W. Boeckman Road
Wilsonville, Oregon 97070-7777
(503) 685-7000
www.mentor.com
Severance Agreement
___________ __, 2015
____________________
____________________
____________________

Dear _______:
On ____________________, you entered into a letter agreement with Mentor Graphics Corporation (the “Corporation”) regarding compensation and benefits arrangements in connection with a Change in Control (as defined herein), and you and the Corporation amended and restated such letter agreement on ____________________and on ____________________ (as amended, the “Prior Agreement”). You and the Corporation now desire to make certain changes to the Prior Agreement in order to modify the benefits provided thereunder, to extend the term of the Prior Agreement, and to provide certain compensation and benefits to you if your employment terminates under certain circumstances absent a Change in Control. Accordingly, you and the Corporation have agreed to amend and restate the Prior Agreement as set forth below (the “Agreement”) as of the date both parties have signed this Agreement (the “Effective Date”).
The Board of Directors (the “Board”) of the Corporation has determined that it is in the best interests of the Corporation and its shareholders to assure that the Corporation will continue to have your dedication and services notwithstanding the possibility, threat or occurrence of a Change in Control. The Board believes it is imperative to diminish the distraction that you would face by virtue of the personal uncertainties created by a pending or threatened Change in Control and to encourage your full attention and dedication to the Corporation currently and in the event of any threatened or pending Change in Control. Further, the Board desires to provide you with compensation and benefits arrangements upon a Change in Control which ensure that your compensation and benefits expectations will be satisfied and which are competitive with those of other corporations. The Board has also determined that it is in the best interests of the Corporation and its shareholders to provide you with severance benefits absent a Change in Control, because it provides certainty to both you and the Corporation of your termination benefits where your employment is terminated involuntarily and without cause and is expected to reduce disputes and litigation. Therefore, in order to accomplish these objectives, the Board has caused the Corporation to enter into this Agreement.
1.    Term of Agreement. Subject to Section 6, the term of this Agreement shall commence on the Effective Date and shall end on the date sixty (60) months following the Effective Date, unless terminated early either by written agreement between you and the Corporation; provided, however, that if a Change in Control occurs within such sixty (60) month period following the Effective Date, the term of this Agreement shall be extended to the date occurring [twenty-four (24)][eighteen (18)] months after the date on which the Change in Control occurs (the “Change in Control Date”).

2.    Change in Control. A Change in Control shall be deemed to occur upon the earliest to occur after the Effective Date of any of the following events:
2.1    Acquisition of Stock by Third Party. The acquisition by any Person of Beneficial Ownership of 40% or more of either the then-outstanding shares of common stock of the Corporation or the Outstanding Voting Securities; provided, however, that, for purposes of this Section 2.1, the following acquisitions shall not constitute a Change in Control: (a) any acquisition directly from the Corporation, (b) any acquisition by the Corporation, or (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Subsidiary of the Corporation;
2.2    Change in Board of Directors. Individuals who, as of the Effective Date, constitute the Board, and any new director whose election by the Board or nomination for election by the Corporation’s shareholders was approved by a vote of at least two thirds of the directors then still in office who were directors on the Effective Date or whose election or nomination for election was previously so approved (collectively, the “Continuing Directors”), cease for any reason to constitute at least a majority of the members of the Board;
2.3    Corporate Transactions. The effective date of a reorganization, merger or consolidation of the Corporation (a “Business Combination”), in each case, unless immediately following such Business Combination: (a) all or substantially all of the Persons who were Beneficial Owners of Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 51% of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction either owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Voting Securities; (b) no Person (excluding any corporation resulting from such Business Combination) is the Beneficial Owner, directly or indirectly, of 40% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of such corporation except to the extent that such ownership existed prior to such Business Combination; and (c) at least a majority of the board of directors of the corporation resulting from such Business Combination were Continuing Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;
2.4    Liquidation. The approval by the shareholders of the Corporation of a complete liquidation of the Corporation or an agreement or series of agreements for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets, other than factoring the Corporation’s current receivables or escrows due (or, if such approval is not required, the decision by the Board to proceed with such a liquidation, sale or disposition in one transaction or a series of related transactions); or
2.5    Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar or successor item on any similar or successor schedule or form) promulgated under the Exchange Act (as defined below), whether or not the Corporation is then subject to such reporting requirement.
2.6    Certain Definitions. For purposes of this Section 2, the following terms shall have the following meanings:
“Beneficial Owner” and “Beneficial Ownership” shall have the meanings set forth in Rule 13d-3 promulgated under the Exchange Act.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Outstanding Voting Securities” shall mean the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors.
“Person” shall have the meaning as set forth in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that Person shall exclude (i) the Corporation, (ii) any Subsidiary of the Corporation, (iii) any employment benefit plan of the Corporation or Subsidiary of the Corporation or of any corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, and (iv) any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or Subsidiary of the Corporation or of a corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation.
“Subsidiary” shall mean, with respect to any Person, any business organization or legal entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by that Person.
3.    Termination Related to a Change in Control.
3.1    General. Subject to the requirements of Section 6, if either a Change in Control occurs or the shareholders of the Corporation approve a transaction, the consummation of which would result in the occurrence of a Change in Control, and your employment is thereafter terminated either during the term of this Agreement or as a result of a Notice of Termination (as defined in Section 3.5) given during the term of this Agreement, the following provisions shall apply:
(a)    You shall be entitled to all of the benefits listed in Section 4 upon the termination of your employment if your employment is terminated during the [twenty-four (24)][eighteen (18)] month period commencing on the Change in Control Date.
(b)    You shall be entitled to the benefits described in Section 4.1 or Sections 4.2(a), (c), (d) and (e), as applicable, upon the termination of your employment if your employment is terminated on or after the date on which the shareholders of the Corporation approve a transaction, the consummation of which would result in the occurrence of a Change in Control (the “Approval Date”) and prior to both the Change in Control Date and the date of any termination or abandonment of such transaction. If you are also entitled to benefits under Section 5 upon such termination of employment, you shall receive the greater of the benefits provided under either this Section 3.1(b) or Section 5 without duplication.
(c)    You shall be entitled to the benefits described in Section 4.2 (including the amounts described in Sections 4.2(a), (c), (d) and (e) unless previously received pursuant to Section 3.1(b)) upon the Change in Control Date if your employment is terminated by you for Good Reason, by the Corporation other than for Cause, or due to your Disability or death, on or after the Approval Date and prior to the Change in Control Date; provided that, to the extent that any of such benefits constitute a deferral of compensation which is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and are not considered to be subject to a substantial risk of forfeiture until the Change in Control occurs, that portion of the benefits shall not be paid unless the Change in Control constitutes a change in the ownership or effective control of the Corporation or a change in the ownership of a substantial portion of the assets of the Corporation, as described in Treasury Regulation Section 1.409A-3(i)(5). If you were also entitled to benefits under Section 5 upon such termination of employment, you shall receive the greater of the benefits provided under either this Section 3.1(c) or Section 5 without duplication. Where there is or can be more than one reason for termination, it is the intent of this Agreement that the characterization most favorable to you will be applied.

3.2    Definition of Disability. If, as a result of your incapacity due to accident or physical or mental illness, you shall have been absent from the full-time performance of your duties with the Corporation for six (6) consecutive months, and within thirty (30) days after written notice of termination is given you shall not have returned to the full-time performance of your duties, your employment may be terminated for “Disability” by either you or the Corporation.
3.3    Definition of Cause. Termination by the Corporation of your employment for “Cause” shall mean termination (a) upon your willful and continued failure to perform substantially your duties with the Corporation (other than any such failure resulting from your incapacity due to accident or physical or mental illness or any such actual or anticipated failure after your issuance of a Notice of Termination (as defined in Section 3.5) for Good Reason), after a written demand for substantial performance is delivered to you by the Board which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, (b) upon your willful and continued failure to follow and comply substantially with the specific and lawful directives of the Board, as reasonably determined by the Board (other than any such failure resulting from your incapacity due to accident, or physical or mental illness or any such actual or anticipated failure after your issuance of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially followed or complied with the directives of the Board, (c) upon your willful commission of an act of fraud or dishonesty resulting in material economic or financial injury to the Corporation, or (d) upon your willful engagement in illegal conduct which is materially and demonstrably injurious to the Corporation. For purposes of this Section 3.3, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith. Notwithstanding any other provision of this Section 3.3 to the contrary, however, if your failure to follow and comply substantially with the specific and lawful directives of the Board is the result of a good faith belief based on reasonable information of the kind that executives typically rely upon that such directives will likely result in material economic, financial or competitive injury to the Corporation, any resulting termination will be deemed not to be for cause. Further notwithstanding the foregoing, you shall not be deemed terminated for Cause pursuant to Sections 3.3(a), (b), (c) or (d) hereof unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board (after reasonable notice to you, an opportunity for you, together with your counsel, to be heard before the Board and a reasonable opportunity to cure), finding that in the Board’s good faith opinion you were guilty of conduct set forth above in Section 3.3(a), (b), (c) or (d) and specifying the particulars thereof in reasonable detail. In the event of a Change in Control under Section 2.3 pursuant to which the Corporation is not the surviving entity, then on and after the Change in Control Date all determinations and actions required to be taken by the Board under this Section 3.3 shall be made or taken by the board of directors of the surviving entity, or if the surviving entity is a subsidiary, then by the board of directors of the ultimate parent corporation of the surviving entity.
3.4    Definition of Good Reason. You shall be entitled to terminate your employment for Good Reason, provided you give Notice of Termination no later than ninety (90) days after implementation of a circumstance constituting Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without your express written consent, the occurrence of any of the following circumstances unless such circumstances are fully corrected (provided such circumstances are capable of correction) prior to the Date of Termination (as defined in Section 3.6) specified in the Notice of Termination given in respect thereof:
(a)    the assignment to you of any duties inconsistent with your position in the Corporation, a significant adverse alteration in the nature or status of your responsibilities or the conditions of your employment, or any other action by the Corporation that results in a material diminution in your position, authority, title, duties or responsibilities;
(b)    the Corporation’s reduction of your annual base salary or total target variable incentive plan payout as compared to the amounts in effect on the Effective Date or the date immediately prior to notice of the reduction;
(c)    the relocation of the Corporation’s offices at which you are principally employed (your “Principal Location”) to a location more than twenty-five (25) miles from such location or the Corporation’s requiring you, without your written consent, to be based anywhere other than your Principal Location, except for required travel on the Corporation’s business to an extent substantially consistent with your present business travel obligations;
(d)    the Corporation’s failure to pay to you any portion of your current compensation or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Corporation;
(e)    the Corporation’s failure to continue in effect any material compensation or benefit plan or practice in which you are eligible to participate (other than any equity based plan), unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the Corporation’s failure to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed prior to any such change;
(f)    the Corporation’s failure to continue to provide you with benefits substantially similar in the aggregate to those previously enjoyed by you under any of the Corporation’s life insurance, medical, health and accident, disability, pension, retirement, or other benefit plans or practices in which you and your eligible family members were eligible to participate (other than any equity based plans), the taking of any action by the Corporation which would directly or indirectly materially reduce any of such benefits, or the failure by the Corporation to provide you with the number of paid vacation days to which you are entitled with the Corporation in accordance with the Corporation’s normal vacation policy in effect on the Effective Date or as the same may be increased from time to time;
(g)    the Corporation’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 9 hereof;
(h)    any purported termination of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3.6 hereof (and, if applicable, the requirements of Section 3.3 hereof), which purported termination shall not be effective for purposes of this Agreement; or
(i)    any directive to you to perform an act that you reasonably believe could expose you to personal liability or which you, in good faith, believe to be contrary to law or company policy.
Your right to terminate your employment pursuant to this Section 3.4 shall not be affected by your incapacity due to accident or physical or mental illness.
3.5    Notice of Termination. Any purported termination of your employment by the Corporation or by you (other than termination due to death which shall terminate your employment automatically) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10. “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.
3.6    Date of Termination, etc. “Date of Termination” shall mean (a) if your employment is terminated due to your death, the date of your death; (b) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) day period), and (c) if your employment is terminated pursuant to Section 3.3 or Section 3.4 or for any other reason (other than death or Disability), the date specified in the Notice of Termination (which in the case of a termination for Cause or Good Reason shall be the date thirty (30) days after the date on which Notice of Termination is given). Notwithstanding any other provision of this Section 3.6 to the contrary, if within fifteen (15) days after any Notice of Termination is given to you, you notify the Corporation that you dispute the termination, then the Date of Termination shall be the date on which the dispute is finally determined in the Corporation's favor or such date as is agreed upon in writing by the parties; provided, however, that (i) the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and you pursue the resolution of such dispute with reasonable diligence; (ii) in the event of your death pending a dispute, and the resolution of such dispute is ultimately in the Corporation's favor, then the Date of Termination shall be the date specified in the Notice of Termination, and (iii) if the resolution of such dispute is ultimately in your favor, you will be compensated as if you had worked without interruption during the pendency of the dispute. You shall not be obligated to perform any services after the Date of Termination specified in any notice that would prevent the termination of your employment on such Date of Termination from qualifying as a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”).
4.    Compensation Upon Termination Related to a Change in Control. The benefits to which you are entitled upon termination of your employment related to a Change in Control, subject to Section 3 and the other terms and conditions of this Agreement, are:
4.1    Cause or Voluntary Termination. If your employment shall be terminated by the Corporation for Cause or voluntarily terminated by you other than for Good Reason, the Corporation shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan or practice of the Corporation, and the Corporation shall have no further obligations to you under this Agreement.
4.2    Good Reason; Termination By Corporation Without Cause; Death or Disability. If your employment by the Corporation shall be terminated by you for Good Reason, by the Corporation other than for Cause, or due to your Disability or death, then you shall be entitled to the benefits provided below:
(a)    the Corporation shall pay to you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, at the time specified in Section 4.3, plus (i) that portion of your full targeted annual bonus prorated through the Date of Termination, (ii) all accrued but unused vacation time through the Date of Termination and (iii) all other amounts to which you are entitled under any compensation plan or practice of the Corporation at the time such payments are due;
(b)    in lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Corporation shall pay as severance pay to you, at the time specified in Section 4.3, a lump sum payment equal to the sum of the following:
(1)    [three (3)][one and one-half (1.5)] times your annual base salary as in effect at the time the Notice of Termination is given or immediately prior to the Change in

Control Date (or the Approval Date if the Date of Termination is prior to the Change in Control Date), whichever is greater; and
(2)    [three (3)][one and one-half (1.5)] times your full targeted annual bonus † as in effect at the time the Notice of Termination is given or immediately prior to the Change in Control Date (or the Approval Date if the Date of Termination is prior to the Change in Control Date), whichever is greater; and
(3)    an amount equal to [one hundred thousand dollars ($100,000)][seventy-five thousand dollars ($75,000)] (before applicable deductions), which amount may be used to purchase coverage for you and your family on an after-tax basis under the Corporation’s health plans for a period of up to [twenty-four (24)][eighteen (18)] months following the Date of Termination (to the extent coverage is available to you and your family under the terms of such plan and the provision of such coverage is not otherwise prohibited by applicable law and/or would not result in the imposition of penalties or other adverse consequences to the Corporation), to purchase other health benefit coverage or for any other purpose.
(c)    for a period of two (2) years following the Date of Termination, the Corporation shall, at its sole expense as incurred, provide you with reasonable outplacement services, the scope and provider of which shall be consistent with your status at the Corporation on the Date of Termination;
(d)    at the end of any period for which you and/or your family may have purchased coverage under the Corporation’s health plans (medical, dental, vision) pursuant to Section 4.2(b)(3) above, you, your spouse and your eligible dependents shall be entitled to continuation coverage pursuant to section 4980B of the Code, sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended, and under any other applicable law, to the extent required by such laws, as if you had terminated employment with the Corporation on the date of the termination of coverage under the Corporation’s health plans;
(e)    the Corporation shall furnish you for six (6) years following the Date of Termination (without reference to whether the term of this Agreement continues in effect) with directors’ and officers’ liability insurance insuring you against insurable events which occur or have occurred while you were a director or officer of the Corporation, such insurance to have policy limits aggregating not less than the amount in effect immediately prior to the Change in Control or the Approval Date (whichever is more favorable to you), and otherwise to be in substantially the same form and to contain substantially the same terms, conditions and exceptions as the liability insurance policies provided for officers and directors of the Corporation in force from time to time, provided, however, that (i) such terms, conditions and exceptions shall not be, in the aggregate, materially less favorable to you than those in effect on the Effective Date and (ii) if the aggregate annual premiums for such insurance at any time during such period exceed two hundred percent (200%) of the per annum rate of premium currently paid by the Corporation for such insurance, then the Corporation shall provide the maximum coverage that will then be available at an annual premium equal to two hundred percent (200%) of such rate;
(f)    you shall be fully vested in your accrued benefits under all qualified or nonqualified pension, profit sharing, deferred compensation or supplemental plans maintained by the Corporation for your benefit, and the Corporation shall provide you with additional fully vested benefits under all defined benefit and cash balance plans in an amount equal to the benefits which you would have accrued had you continued your employment with the Corporation until the second anniversary of your Date of Termination; provided, however, that to the extent that the acceleration of vesting or enhanced accrual of such benefits would violate any applicable law or require the Corporation to accelerate the

_________________________
†     Bonus is calculated using full targeted annual bonus. For example, an individual with a salary of $200,000 and a bonus target of 50% would have $100,000 included in the bonus portion of their severance.

vesting of the accrued benefits of all participants in such plan or plans or to provide additional benefit accruals to such participants, the Corporation shall pay you a lump-sum payment at the time specified in Section 4.3 in an amount equal to the value of such benefits;
[(g)    in the event you relocate your primary personal residence during the period of twenty-four (24) months following the Date of Termination, your costs (up to three hundred fifty thousand dollars ($350,000)) of such relocation shall be provided by the Corporation as if the Corporation had (i) hired you as of the Effective Date and provided you with its “Tier 4” relocation package (as described in the policy attached hereto as Exhibit A) or (ii) hired you on the Date of Termination, whichever is greater; provided, however, that for the avoidance of doubt, no home loss, home purchase or guaranteed purchase benefits will be provided to you under any such relocation packages;]
[(h)][(g)]    all unvested time-based stock options held by you on the Date of Termination shall immediately vest and become exercisable in full and all time-based stock options held by you on the Date of Termination shall remain exercisable until the earlier of (i) the date occurring twenty-four (24) months after the Date of Termination, or (ii) the date on which the right to exercise such option would have expired had you continued to be employed by the Corporation for the full term of such option, notwithstanding any vesting schedule or other provisions to the contrary in the agreements or plans evidencing such options (the “Option Arrangements”); provided, however, that this Agreement shall not apply to any performance-based stock options the vesting, exercisability and other terms of which will be governed by the applicable plan and award agreements. You acknowledge and agree that in exchange for the benefits provided pursuant to this Agreement, you will not receive any acceleration of vesting of any stock options solely as a result of an acquisition of the Corporation (including a Change in Control, i.e. “single trigger acceleration”) pursuant any Option Arrangement, except if such acceleration results from the failure of the acquirer to assume or substitute for the stock option; and
[(i)][(h)]    all unvested time-based restricted stock and time-based restricted stock units held by you on the Date of Termination shall immediately vest; provided, however, that this Agreement shall not apply to any performance-based restricted stock or performance-based restricted stock units the vesting and other terms of which will be governed by the terms of the applicable plan and award agreements.
4.3    Timing of Payments under Sections 4.1 and 4.2. Except where an earlier date is required by law, the payments provided for in Sections 4.1 and 4.2(a) shall be made on the fifth (5th) day following the Date of Termination and, subject to Sections 6.1 and 7, the payments provided for in Sections 4.2(b) and (f) shall be made on the Release Effective Date (as hereinafter defined); provided, however, that if the Date of Termination occurs after the Approval Date but before the Change in Control Date, the payments provided for in Sections 4.2(b) and (f) shall be made on the later of the Release Effective Date or the fifth (5th) day following the Change in Control Date; and provided further, however, that if the amounts of such payments cannot be finally determined on or before such day, the Corporation shall pay to you on such day an estimate, as determined in good faith by the Corporation, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in section 1274(d) of the Code, compounded quarterly) from the Date of Termination as soon as the amount thereof can be determined but in no event later than two and one-half (2½) months following completion of the fiscal year in which occurs the later of the Date of Termination or the Change in Control Date. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Corporation to you, payable within five (5) days after demand by the Corporation (together with interest at the rate provided in section 1274(d) of the Code, compounded quarterly) from the date such payment was made by the Corporation.

5.    Compensation Upon Termination Unrelated to a Change in Control. If your employment by the Corporation shall be terminated by you for Good Reason or by the Corporation other than for Cause, and such termination either occurs during the term of this Agreement or as a result of a Notice of Termination given during the term of this Agreement, and if such termination occurs either before any Change in Control or more than [twenty-four (24)][eighteen (18)] months after any Change in Control Date, then you shall be entitled to the following benefits:
5.1    The Corporation shall pay to you your full base salary, when due, through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all accrued but unused vacation time through the Date of Termination and all other amounts to which you are entitled under any compensation plan or practice of the Corporation at the time such payments are due;
5.2    In lieu of any further salary payments to you for periods subsequent to the Date of Termination, subject to Sections 6.1 and 7, the Corporation shall pay as severance pay to you, on the Release Effective Date, a lump sum payment equal to [two (2)][one and one-half (1.5)] times your annual base salary as in effect at the time the Notice of Termination is given;
5.3    Following the completion of the fiscal year in which the Date of Termination occurs, but in any event no later than the date on which payments are made to employees generally under the plan or plans and no later than two and one-half (2½) months following completion of the fiscal year in which the Date of Termination occurs, the Corporation shall pay to you a pro-rated bonus in an amount equal to the amount of bonus calculated under the terms of the Company’s variable incentive pay plan that you would have received if you had remained employed in your then-current position through the end of the fiscal year multiplied by a fraction, the numerator of which is the number of days elapsed in such fiscal year up to the Date of Termination and the denominator of which is three hundred sixty-five (365);
5.4    Subject to Sections 6.1 and 7, the Corporation shall pay to you an amount equal to [one hundred thousand dollars ($100,000)][seventy-five thousand dollars ($75,000)] (before applicable deductions) on the Release Effective Date, which amount may be used to purchase coverage for you and your family on an after-tax basis under the Corporation’s health plans (medical, dental, vision) for a period of up to eighteen (18) months following the Date of Termination (to the extent coverage is available to you and your family under the terms of such plan and the provision of such coverage is not otherwise prohibited by applicable law and/or would not result in the imposition of penalties or other adverse consequences to the Corporation), to purchase other health benefit coverage or for any other purpose. At the end of any period for which you and/or your family may have purchased coverage under the Corporation’s health plans pursuant to this Section 5.4, you, your spouse and your eligible dependents shall be entitled to continuation coverage pursuant to section 4980B of the Code, sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended, and under any other applicable law, to the extent required by such laws, as if you had terminated employment with the Corporation on the date of the termination of coverage under the Corporation’s health plans
5.5    Any unvested time-based stock options held by you on the Date of Termination that would have vested if your employment had continued until the first anniversary of the Date of Termination shall immediately vest and become exercisable in full, and all vested time-based stock options held by you on the Date of Termination shall remain exercisable until the earlier of (a) the date occurring [twenty-four (24)][eighteen (18)] months after the Date of Termination, or (b) the date on which the right to exercise such option would have expired had you continued to be employed by the Corporation for the full term of such option; provided, however, that this Agreement shall not apply to any performance-based stock options the vesting, exercisability and other terms of which will be governed by the applicable plan and award agreements;

5.6    Any unvested time-based restricted stock and time-based restricted stock units held by you on the Date of Termination that would have vested if your employment had continued until the first anniversary of the Date of Termination shall immediately vest; provided, however, that this Agreement shall not apply to any performance-based restricted stock or performance-based restricted stock units the vesting and other terms of which will be governed by the terms of the applicable plan and award agreements; and
5.7    The Corporation shall furnish you for six (6) years following the Date of Termination (without reference to whether the term of this Agreement continues in effect) with directors’ and officers’ liability insurance insuring you against insurable events which occur or have occurred while you were a director or officer of the Corporation, such insurance to have policy limits aggregating not less than the amount in effect immediately prior to the Date of Termination, and otherwise to be in substantially the same form and to contain substantially the same terms, conditions and exceptions as the liability insurance policies provided for officers and directors of the Corporation in force from time to time, provided, however, that (i) such terms, conditions and exceptions shall not be, in the aggregate, materially less favorable to you than those in effect on the Effective Date and (ii) if the aggregate annual premiums for such insurance at any time during such period exceed two hundred percent (200%) of the per annum rate of premium currently paid by the Corporation for such insurance, then the Corporation shall provide the maximum coverage that will then be available at an annual premium equal to two hundred percent (200%) of such rate.
6.    Executive Obligations.
6.1.    Execution of General Release. In exchange for the separation benefits being provided pursuant to Sections 4.2(b) through 4.2(i) and 5.2 through 5.7 above, as applicable (the "Separation Benefits"), you or the representative of your estate, if applicable, must execute a full and final General Release of Claims substantially in the form of agreement provided to you by the Corporation (the "Release") and the Release must become effective following the expiration of the seven (7) day revocation period set forth in the Release (the “Release Effective Date”). You or the representative of your estate, if applicable, must execute the Release, and the Release must no longer be subject to revocation within twenty-eight (28) days (fifty-two (52) days in the case of a group termination) after your Date of Termination (the “Release Consideration Period”). Notwithstanding any other provision of this Agreement to the contrary, except as otherwise required pursuant to Section 7, to the extent that the Release Consideration Period spans two (2) calendar years, any amount otherwise payable pursuant to Sections 4.2(b) through 4.2(i) and 5.2 through 5.7 that is subject to and not otherwise exempt from Section 409A will be paid in the second calendar year. In the event that you or the representative of your estate, as the case may be do not sign the Release, or the Release is not effective because it is still subject to revocation by you or the representative of your estate, on such twenty-eighth (28th) or fifty-second (52nd) day as the case may be, any Separation Benefits not yet paid or provided will be forfeited and you or the representative of your estate must promptly repay any previously paid or provided Separation Benefits to the Corporation.
6.2.    Non-Solicitation. You agree that for a period of one (1) year following the Date of Termination for any reason, you will not directly or indirectly through another entity (a) induce or attempt to induce any employee, agent or consultant of the Corporation or any Subsidiary or other affiliate thereof (“Affiliate”) to terminate or leave his or her association with the Corporation or Affiliate or willfully interfere with the relationship between the Corporation or any Affiliate and any employee, agent or consultant thereof, or (b) induce or attempt to induce any customer, supplier, licensee or other business relation of the Corporation or any Affiliate to cease doing business with the Corporation or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Corporation or any Affiliate. The restrictions in Section 6.2(a) will not apply to individuals who respond to general job postings that advertise positions at any company where you may work in the future. The Corporation and you agree that the provisions of this Section 6.2 contain restrictions that are not greater than necessary to protect the interests of the Corporation. In the event of the breach or threatened breach by you of this Section 6.2, the Corporation, in addition to all other remedies available to it at law or in equity, will be entitled to seek injunctive relief and/or specific performance to enforce this Section 6.2.
6.3    Non-Disparagement. You agree that during your employment with the Corporation and for a period of one (1) year following the Date of Termination for any reason, you will not make any defamatory or disparaging statements about the reputation, business dealings, products, or character of the Corporation or any of its officers, directors, employees or agents. Notwithstanding the foregoing, this Section 6.3 will not limit your ability to provide truthful testimony as required by law or any judicial or administrative proceeding.
6.4    Other Continuing Obligations. Notwithstanding any other provision of this Agreement to the contrary, you will continue to be bound by and subject to the provisions of the Corporation’s Standards of Business Conduct, Standard Confidentiality Agreement and the Corporation’s Policy for Recovery of Incentive Compensation.
6.5.    No Mitigation. You shall not be required to mitigate the amount of any payment provided for in Sections 4 or 5 by seeking other employment or otherwise nor shall the amount of any payment or benefit provided for in Sections 4 or 5 be reduced by any compensation earned by you as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amount claimed to be owed by you to the Corporation, or otherwise.
7.    Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, if you are deemed by the Corporation at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your termination benefits shall not be provided to you prior to the earlier of (a) the expiration of the six (6) month period measured from the date of your Separation from Service with the Corporation or (b) the date of your death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to this Section 7 shall be paid in a lump sum to you, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive the payments payable pursuant to this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each payment shall at all times be considered separate and distinct. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements shall be paid to you no later than December 31 of the year following the year in which the cost was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement under the Agreement will not be subject to liquidation or exchange for another benefit.
8.    Taxes. You shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received hereunder, including, without limitation, any excise tax imposed by Section 4999 of the Code (the “Excise Tax”); provided, however, that any payment or benefit received or to be received by you in connection with a Change in Control or the termination of your employment (whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation or an affiliate (collectively, the “Payments”) that would constitute a “parachute payment” within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax but only if, by reason of such reduction, the net after-tax benefit received by you shall exceed the net after-tax benefit that would be received by you if no such reduction was made. For purposes of this Section 8, “net after-tax benefit” shall mean (i) the Payments which you receive or are then entitled to receive from the Corporation that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income and employment taxes payable by you with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to you (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in (i) above. The foregoing determination will be made by the Corporation’s independent certified public accountants serving immediately prior to the Change in Control (the “Accountants”). In the event that the Accountants are also serving as accountant or auditor for the individual, group or entity effecting the Change in Control you may appoint another nationally recognized public accounting firm to make the determination required hereunder (which firm shall then be referred to as the Accountants hereunder). All fees and expenses of the Accountants shall be borne by the Corporation. You will direct the Accountants to submit their determination and detailed supporting calculations to both you and the Corporation within fifteen (15) days of receipt from you or the Corporation of notice that you have received or will receive a Payment or such earlier time as requested by the Corporation. If the Accountants determine that such reduction is required by this Section 8, you, in your sole and absolute discretion, may determine which Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Corporation shall pay such reduced amount to you. You and the Corporation will each provide the Accountants access to and copies of any books, records, and documents in the possession of you or the Corporation, as the case may be, reasonably requested by the Accountants, and otherwise cooperate with the Accountants in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 8.
9.    Successors; Binding Agreement.
9.1    Successor to Assume Agreement. The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement. The Corporation will promptly notify you of any failure to obtain such assumption and agreement. Failure of the Corporation to obtain such assumption and agreement prior to the Change in Control Date shall be a breach of this Agreement and shall entitle you to terminate your employment and receive compensation from the Corporation in the same amount and on the same terms to which you would be entitled hereunder if you terminate your employment for Good Reason in accordance with Section 4.2 of this Agreement. Unless expressly provided otherwise, “Corporation” as used herein shall mean the Corporation as defined in this Agreement.
9.2    Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.
10.    Notice. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., FedEx); and upon receipt, if sent by certified or registered mail, return receipt requested. All notices, requests, demands and other communications shall be addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Corporation shall be directed to the attention of the Board with a copy to the Secretary of the Corporation, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt. The parties may agree in writing to provide notices, requests, demands and other communications through email.
11.    Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Corporation under Sections 4 and 5 shall survive the expiration of the term of this Agreement. Your obligations under Sections 6.2 and 6.3 shall survive the expiration of the term of this Agreement. The section headings contained in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement.
12.    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
13.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
14.    Suits, Actions, Proceedings, etc.
14.1    Compensation During Dispute, etc. Your compensation during any disagreement, dispute, controversy, claim, suit, action or proceeding (collectively, a “Dispute”), arising out of or relating to this Agreement or the interpretation of this Agreement shall be as follows: If there is a termination followed by a Dispute as to whether you are entitled to the payments and other benefits provided under this Agreement, then, during the period of that Dispute the Corporation shall pay you fifty percent (50%) of the amount specified in Section 4.2(b) or Section 5.2, as applicable, and the Corporation shall provide you with the other benefits provided in Sections 4.2(c), (d) and (e) or Sections 5.4 and 5.7, as applicable, if, but only if, you agree in writing that if the Dispute is resolved against you, you shall promptly refund to the Corporation all such payments and benefits plus interest at the rate provided in Section 1274(d) of the Code, compounded quarterly. If the Dispute is resolved in your favor, promptly after resolution of the Dispute the Corporation shall pay you the sum that was withheld during the period of the Dispute plus interest at the rate provided in Section 1274(d) of the Code, compounded quarterly. Nothing in this Section 14.1 shall relieve the Corporation of its obligation promptly to pay you your full base salary, when due, through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all accrued but unused vacation time through the Date of Termination and all other amounts to which you are entitled under any compensation plan or practice of the Corporation at the time such payments are due.
14.2    Legal Fees. Promptly following the resolution of any Dispute arising out of or relating to this Agreement or the interpretation or clarification thereof, the Corporation shall pay to you all reasonable legal fees and expenses incurred by you in connection with such Dispute (including, without limitation, all such reasonable fees and expenses, if any, incurred in contesting or disputing any termination of your employment or in seeking to obtain or enforce any right or benefit provided by this Agreement, or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder). You agree to provide the Corporation a summary statement confirming any fees and expenses incurred and that such fees and expenses were incurred in connection with a Dispute, but shall not be required to provide a detailed description of services rendered.
14.3    Choice of Law; Arbitration. The internal laws of the State of Oregon, United States of America, applicable to contracts entered into and wholly to be performed in Oregon by Oregon residents, without reference to any principles concerning conflicts of law, shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereunder; provided, however, that this Section 14.3 and the parties’ rights under this Section 14.3 shall be governed by and construed in accordance with the Federal Arbitration Act, 9 U.S.C. ss. 1 et. sec. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by the following procedures: Either party may send the other written notice identifying the matter in dispute and involving the procedures of this Section 14.3. Within fourteen (14) days after such written notice is given, one or more principals of each party shall meet at a mutually agreeable location in Portland, Oregon, for the purpose of determining whether they can resolve the dispute themselves by written agreement, and, if not, whether they can agree upon a third-party impartial arbitrator (the “Arbitrator”) to whom to submit the matter in dispute for final and binding arbitration. If the parties fail to resolve the dispute by written agreement or agree on the Arbitrator within such twenty-one (21) day period, either party may make written application to the Judicial Arbitration and Mediation Services (“JAMS”), 600 University Street, Suite 1910, Seattle, Washington 98101, for the appointment of a single Arbitrator to resolve the dispute by arbitration and at the request of JAMS, the parties shall meet with JAMS at its offices or confer with JAMS by telephone within ten (10) calendar days of such request to discuss the dispute and the qualifications and experience which each party respectively believes the Arbitrator should have; provided, however, the selection of the Arbitrator shall be the exclusive decision of JAMS and shall be made within thirty (30) days of the written application to JAMS. Within thirty (30) days of the selection of the Arbitrator, the parties shall meet in Portland, Oregon with such Arbitrator at a place and time designated by the Arbitrator after consultation with the parties and present their respective positions on the dispute. Each party shall have no longer than one (1) day to present its position, the entire proceedings before the Arbitrator shall be on no more than three (3) consecutive days, and the award shall be made in writing no more than thirty (30) days following the end of the proceeding. Such award shall be a final and binding determination of the dispute and shall be fully enforceable as an arbitration award in any court having jurisdiction and venue over the parties. The Corporation shall pay the fees, costs and expenses of JAMS and of the Arbitrator, and any additional costs related to the hearing. Notwithstanding any other provision of this Section 14.3 to the contrary, however, you may at your election commence litigation (the "Litigation") in the state or federal courts in the state of Oregon as an alternative to the mediation and arbitration procedures herein, which commencement shall be an election to proceed in litigation and not in arbitration. In the case of a written notice of dispute provided by the Corporation, you may by written notice sent no later than five (5) days after receipt of such notice require the Corporation to commence litigation in the state or federal courts in the state of Oregon as an alternative to the mediation and arbitration procedures herein.
15.    Entire Agreement. Except as otherwise provided in Section 6.4, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all other prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein, including, without limitation, any prior severance agreements, is hereby terminated and canceled;

provided, however, that any rights you may otherwise have under benefit plans or agreements of the Corporation to which you are a party or in which you are a participant, including, but not limited to, any Corporation sponsored employee benefit plans and stock options plans shall remain in full force and effect, and the provisions of this Agreement shall not in any way abrogate your rights under such other plans and agreements.
[Signature page follows]

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Corporation the enclosed copy of this letter. A duly authorized officer of the Corporation will sign this letter and a fully executed copy will be returned to you, constituting our agreement on this subject. Unless and until accepted in writing by the Corporation, this Agreement is deemed to be neither executed nor effective.
Sincerely,

MENTOR GRAPHICS CORPORATION

By:
Its:
Date:

Agreed and Accepted,
this day of , 2015.

________________

[EXHIBIT A

TIER 4 POLICY

[See Attached Policy]]

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